EXHIBIT 3.3

                        BALCH & BINGHAM
                         P.O. Box 306
                   Birmingham, Alabama  35201

                                    December 5, 1996

Sterne, Agee & Leach, Inc.
1901 Sixth Avenue North
Birmingham, Alabama  35203

The Trust Company of Sterne, Agee & Leach, Inc.
1901 Sixth Avenue North
Birmingham, Alabama  35203

Re:  State and Local Trusts, Series 1

Gentlemen:

We have acted as special Alabama tax counsel with respect to the State and Local Trusts, Series 1 (the "Fund"), which contains Trust Alabama, Series 7, an individual trust containing certain debt obligations and other securities (the "Trust"). You have asked that we, acting in such capacity, render an opinion with respect to the treatment, under the income tax laws of the State of Alabama, of the Trust and of the units of fractional undivided interest therein (the "Units") to be issued pursuant to a Registration Statement on Form S-6 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). You have advised us that the Trust is created under a Trust Agreement between Sterne, Agee & Leach, Inc., as Sponsor, and The Trust Company of Sterne, Agee & Leach, Inc., as Trustee.

In giving our opinions set forth hereunder, we have relied upon certain additional facts and conclusions provided to us by you, including the following: (1) the Trust consists solely of interest-bearing obligations issued by the State of Alabama, and counties, municipalities or other political subdivisions thereof, and may also include interest-bearing obligations issued by one or more "Possessions" (as hereinafter defined) of the United States (collectively, the "Bonds") the interest on which is exempt from Federal income taxation; (2) at the respective dates of issuance of the Bonds, opinions relating to the validity thereof and to the exemption of interest thereon from Federal and Alabama income tax were rendered by bond counsel to the respective issuing authority; (3) each Unit in the Trust represents a fractional undivided interest in the principal and net income of the Trust; (4) the Trust and any other trust included in the Fund will each be administered as a separate and distinct entity for all purposes, each having its own separate assets, accounts and certificates; (5) the Trust will have no income other than interest on the Bonds and gain on the disposition of the

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Bonds; (6) insurance guaranteeing the payment of all principal and interest on the obligations held by the Trust has been obtained by either the Sponsor or the issuer or the underwriter of the respective obligations; and (7) all of the income of the Trust will be distributed at least semiannually to the holders of Units ("Unitholders").

In rendering our opinion, we have relied upon, with yours and their permission, the opinion of Messrs. Chapman and Cutler that for Federal income tax purposes the Trust will not be classified as an association, but will be governed by the provisions of Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), relating to trusts. We have also assumed that "Possessions" of the United States as used herein and in the Registration Statement shall have the same meaning as provided in the Code and that although not defined by Alabama income tax law, regulations, or decisions, such term would be given the same meaning for Alabama income taxation as provided in the Code.

Based upon, and subject to the foregoing, it is our opinion that under existing Alabama law:

  1. The Trust is not taxable as a corporation for purposes of the Alabama income tax.

  2. Income of the Trust, to the extent it is taxable, will be taxable to the Unitholders, not to the Trust.

  3. Each Unitholder's distributive share of the Trust's net income will be treated as income of the Unitholder for purposes of Alabama income tax.

  4. Interest on obligations of the State of Alabama and subdivisions thereof and on bona fide tax-exempt obligations of the United States' Possessions held by the Trust which is exempt from Alabama income tax will retain its tax-exempt character when the distributive share thereof is distributed or deemed distributed to each Unitholder. Any proceeds paid to the Trust under insurance policies issued to the Sponsor or under individual policies obtained by the Sponsor, the issuer or underwriter of the respective obligations which represent maturing interest on defaulted obligations held by the Trustee will be exempt from Alabama income tax if and to the same extent as such interest would be exempt from such taxes if paid directly by the issuer of such obligations.

   5. Each Unitholder will, for purposes of the Alabama income tax, treat his distributive share of gains realized upon the sale or other disposition of the Bonds held by the Trust as though the Bonds were sold or disposed of directly by the Unitholder.

   6. Gains realized upon the sale or redemption of Units by Unitholders who are subject to Alabama income tax will be includable in the Alabama income of such Unitholders.

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We have not examined any of the Bonds to be deposited in the Fund or any legal or tax opinions rendered in connection therewith, and express no opinion as to whether the interest on any such Bonds is, in fact, exempt from Federal or Alabama income taxation; nor have we made any review of the proceedings relating to the issuance of such obligations or the basis for bond counsel's opinions with respect thereto.

We render no opinion herein as to any fund or series of the Trust other than State and Local Trusts, Series 1.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm and a summary of this opinion to be included in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or by the Commission's Rules and Regulations thereunder.

                                        Very truly yours,


                                        Balch & Bingham